Spectrum Control Reports Third Quarter Profit

Earnings per share up 13% from preceding quarter;
Up 38% from the first quarter of this year

FAIRVIEW, Pa., Sept. 25 /PRNewswire-FirstCall/ --

FlashResults
Spectrum Control, Inc. (SPEC)
(Numbers in Thousands, Except
Per Share Data)
	3rd quarter ended		3rd quarter ended
	8/31/2008	YTD	8/31/2007	YTD
Sales	$33,124	96,852	$35,418	101,863
Net Income	2,354	6,319	3,081	7,950
Average Shares	13,058	13,352	13,908	13,766
EPS	$0.18	$0.47	$0.22	$0.58

Fairview, Pa, September 25, 2008 — Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the third quarter ended August 31, 2008.

For the third quarter of fiscal 2008, the Company reported net income of $2.4 million or 18 cents per fully diluted share on revenues of $33.1 million, compared to net income of $3.1 million or 22 cents per fully diluted share on sales of $35.4 million for the same period last year. For the first nine months of fiscal 2008, the Company reported net income of $6.3 million or 47 cents per fully diluted share on revenues of $96.9 million. For the comparable period of 2007, the Company reported net income of $8.0 million or 58 cents per fully diluted share on revenues of $101.9 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are very pleased to report third quarter results that are consistent with our previous guidance, as well as being up sequentially from our prior two quarters. For the second consecutive quarter, we generated sequential improvement in revenues, operating margins, net income, and earnings per share. Despite ongoing challenges within our telecom equipment markets and growing concerns within the general economic climate, we have managed to resume revenue growth, while implementing numerous operating improvements to increase our profitability.”

Increased Operating Margins

In the current quarter our gross margin was $8.6 million or 25.9% of sales, compared to $8.1 million or 24.8% of sales in the preceding quarter and $6.9 million or 22.0% of sales in the first quarter of this year. This increase in gross margin reflects improved production yields across virtually all of our businesses. In addition, we have made a strategic decision to maintain our production capacity and infrastructure to enable us to quickly and efficiently respond to our customers. Accordingly, as sales volumes have begun to grow, we have not needed to add any significant production capacity, allowing us to leverage our fixed manufacturing overhead and enhance our operating margins. This strategy remains a key element of our ongoing business model.

Improved Cash Flow

Net cash provided by operating activities in the current quarter grew to $4.4 million. This positive cash flow was primarily driven by reductions in our overall working capital requirements, along with our enhanced profitability. This improved operating cash flow enabled us to reduce our short-term bank borrowings by $2.0 million in the current quarter and repurchase on the open market 313,028 shares of our Common Stock at an aggregate cost of $2.4 million. During the nine month period ended August 31, 2008, we have repurchased a total of 756,395 shares of our Common Stock at an aggregate cost of $6.5 million. Under our Board of Directors current authorization, we may expend an additional $872,000 under our stock buyback program. The amount and timing of future share repurchases, if any, will be based on our ongoing assessment of the Company’s capital structure, liquidity, and the market price of our Common Stock. We believe our ongoing stock buyback program is a positive reflection of our future business outlook and strong financial position.

Current Business Outlook

Mr. Southworth added, “Based on our current assessment of customer demand and our existing customer order backlog, we presently anticipate our 2008 fourth quarter sales to be $33.2 to $34.5 million. Based on this shipment level, we expect our 2008 fourth quarter earnings to be 19 to 21 cents per share. If these operating levels are achieved, we will have demonstrated sequential growth in revenue and profitability in each quarter throughout fiscal year 2008. On a longer-term basis, our strategy remains unchanged. We will continue to diversify our end markets, leverage our business infrastructure, and provide an increasing array of value-added products and solutions to our customers. With this strategy, we believe our Company is well-positioned for dynamic growth and enhanced shareholder value.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its third quarter results on Thursday, September 25, 2008, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through September 26, 2008, at 877-660-6853, access account 286, conference 296554, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations

8031 Avonia Road	John P. Freeman, Senior Vice President

Fairview, PA 16415	and Chief Financial Officer

Phone: 814/474-2207	Spectrum Control, Inc.

Fax: 814/474-2208	Phone: 814/474-4310

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

( Dollar Amounts in Thousands )

	August 31,	November 30,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$6,449	$5,183
Accounts receivable	23,336	25,461
Inventories	27,410	25,458
Deferred income taxes	1,332	1,332
Prepaid expenses and other current assets	2,336	911

Total current assets	60,863	58,345

Property, plant and equipment, net	25,947	26,177

Noncurrent assets
Goodwill	35,669	35,669
Other	5,842	6,728

Total assets	$128,321	$126,919

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$5,000	$2,000
Accounts payable	6,275	6,764
Income taxes payable	37	1,391
Accrued liabilities	4,533	4,813
Current portion of long-term debt	100	100

Total current liabilities	15,945	15,068

Long-term debt	942	1,031
Other liabilities	968	1,370
Deferred income taxes	7,911	7,582

Stockholders' equity	102,555	101,868

Total liabilities and stockholders' equity	$128,321	$126,919

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

( Amounts in Thousands, Except Per Share Data )

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2008	2007	2008	2007

Net sales	$33,124	$35,418	$96,852	$101,863

Cost of products sold	24,532	25,320	73,329	74,830

Gross margin	8,592	10,098	23,523	27,033

Selling, general and administrative expense	4,933	5,131	13,815	14,207

Income from operations	3,659	4,967	9,708	12,826

Other income ( expense )
Interest expense	(105)	(127)	(244)	(453)
Other income and expense, net	16	48	272	244
	(89)	(79)	28	(209)

Income before provision for income taxes	3,570	4,888	9,736	12,617

Provision for income taxes	1,216	1,807	3,417	4,667

Net income	$2,354	$3,081	$6,319	$7,950

Earnings per common share :
Basic	$0.18	$0.23	$0.48	$0.60
Diluted	$0.18	$0.22	$0.47	$0.58

Average number of common shares outstanding :
Basic	12,980	13,411	13,192	13,336
Diluted	13,058	13,908	13,352	13,766

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	Three Months Ended		Nine Months Ended
	August 31,		August 31,

	2008	2007	2008	2007
Selected Financial Data, as a Percentage of Net Sales :

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	74.1	71.5	75.7	73.5
Gross margin	25.9	28.5	24.3	26.5
Selling, general and administrative expense	14.9	14.5	14.3	13.9
Income from operations	11.0	14.0	10.0	12.6
Other income ( expense )
Interest expense	(0.3)	(0.3)	(0.3)	(0.4)
Other income and expense, net	-	0.1	0.3	0.2
Income before provision for income taxes	10.7	13.8	10.0	12.4
Provision for income taxes	3.6	5.1	3.5	4.6
Net income	7.1%	8.7%	6.5%	7.8%

Selected Operating Segment Data :
( Dollar Amounts in Thousands )

Signal and power integrity components :
Customer orders received	$11,962	$14,337	$44,301	$44,145
Net sales	13,225	15,538	40,040	45,592

Microwave components and systems :
Customer orders received	11,891	16,016	33,482	40,401
Net sales	11,483	12,641	32,230	35,454

Power management systems :
Customer orders received	1,641	1,974	7,812	5,770
Net sales	2,341	1,836	7,731	5,269

Sensors and controls :
Customer orders received	5,577	4,719	19,543	16,195
Net sales	6,075	5,403	16,851	15,548